Exhibit 99.01
SENT ON BEHALF OF ROBERT S. SILBERMAN
Strayer Education, Inc. and Strayer University have reviewed the data released by the Department of Education on August 13, 2010 in connection with the Department’s gainful employment Notice of Proposed Rulemaking. The data and analysis released related to Strayer University are significantly at odds with Strayer University’s own internal analysis, which we conducted in light of the guidance issued by the Department. This discrepancy has significant operational, financial, and public policy implications, and we would like to address it immediately. Unfortunately, there is no opportunity for us to de-conflict the data or the conclusions without more information regarding the data and methodology used by the Department in its calculation. Contrary to the process the Department normally employs when releasing institution-specific data, today’s data release was conducted without any consultation with or input from Strayer University. We respectfully request an immediate meeting or contact person so that we can proceed in our efforts to de-conflict this data. Given the urgency of this matter we would like to resolve it over the weekend, and will make ourselves available accordingly.
Very truly yours,
Robert S. Silberman
Chairman & CEO
Strayer Education, Inc.
Mark C. Brown
Executive Vice President & CFO
Strayer Education, Inc.
1100 Wilson Blvd., Suite 2500
Arlington, VA 22209
Tel. (703) 247-2514
Fax (703) 527-0112
mbrown@strayer.edu